EXECUTION COPY

SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of February 1, 2007 (this "Supplemental Indenture"), among Vitro S.A.B. de C.V. (formerly known as Vitro S.A. de C.V.), a Mexican corporation (sociedad anonima bursatil de capital variable) (together with its successors and assigns, the "Issuer"), each Guarantor (as defined below) and U.S. Bank National Association as successor trustee (the "Trustee") to Wachovia Bank, National Association under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are parties to an Indenture, dated as of October 22, 2003 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of 11.75% Senior Notes Due 2013 (the "Securities") of the Issuer;

WHEREAS, pursuant to Section 3.11 of the Indenture, the Issuer is prohibited from permitting any Restricted Subsidiary to Guarantee any Indebtedness of the Issuer that is pari passu with or subordinate in right of payment to the Securities, unless, (i) such Guarantee is otherwise permitted under the terms of the Indenture, (ii) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Securities by such Restricted Subsidiary; and (iii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee, except under certain conditions;

WHEREAS, the Issuer, the Guarantors (as defined below) and The Bank of New York, as trustee, propose to execute and deliver (i) an indenture, dated as of February 1, 2007, providing for the issuance of US$300,000,000 8.625% Senior Notes Due 2012 of the Issuer (as amended, supplemented, waived or otherwise modified, the "2012 Notes Indenture") and (ii) an indenture, dated as of February 1, 2007, providing for the issuance of US$700,000,000 9.125% Senior Notes Due 2017 of the Issuer (as amended, supplemented, waived or otherwise modified, the "2017 Notes Indenture" and collectively with the 2012 Notes Indenture, the "New Indentures"), which contain a Guarantee by Restricted Subsidiaries; and

WHEREAS, pursuant to Section 7.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver any Supplemental Indenture (including this Supplemental Indenture) to supplement the Indenture, without the consent of any Holder, to make any change that would provide any additional rights or benefits to the Holders, including the addition of a Guarantee under the same terms as the Guarantee provided in the New Indentures.

 NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, each Guarantor (as defined below) and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

Section 1.2. Addition of Defined Terms. Section 1.1 of the Indenture is amended by adding the following definitions:

"Guarantor" means (i) ViMexico, S.A. de C.V. (a sociedad anonima de capital variable incorporated under the laws of Mexico), (ii) Vitro Envases Norteamerica, S.A. de C.V. (a sociedad anonima de capital variable incorporated under the laws of Mexico), (iii) Vitro Corporativo, S.A. de C.V., (iv) Vitro Envases Holding, S.A. de C.V., (v) Taller de Coleccion Vitro, S.A. de C.V., (vi) Servicios Corporativos de Edificaciones, S.A. de C.V., (vii) Vidriera Monterrey, S.A. de C.V., (viii) Vidriera Los Reyes, S.A. de C.V., (ix) Vidriera Guadalajara, S.A. de C.V., (x) Vidriera Queretaro, S.A. de C.V., (xi) Vidriera Mexico, S.A. de C.V., (xii) Vidriera Toluca, S.A. de C.V., (xiii) Compania Vidriera, S.A. de C.V., (xiv) Fabricacion de Maquinas, S.A. de C.V., (xv) Servicios Integrales de Acabados, S.A. de C.V., (xvi) Inmobiliaria Loma del Toro, S.A. de C.V., (xvii) Industria del Alcali, S.A. de C.V., (xviii) Comercializadora Alcali, S. de R.L. de C.V., (xix) Vidrio Lux, S.A., (xx) Vitro Packaging, Inc., (xxi) Centro de Tecnologia Vidriera, Ltd., (xxii) Vitro Europa, Ltd., (xxiii) American Assets Holding, Corp., (xxiv) Crisa Holding Corp., (xxv) Troper Inc., (xxvi) Imperial Arts Corp., (xxvii) Troper Services, Inc., (xxviii) SKF Industries, Inc., (xxix) Alliance Precision Products Corporation, (xxx) Amsilco Holdings, Inc., (xxxi) BBO Holdings, Inc., (xxxii) Crisa Corp., (xxxiii) VK Corp., (xxxiv) Vitro Automotriz, S.A. de C.V., (xxxv) Vitro Flex, S.A. de C.V., (xxxvi) Distribuidora Nacional de Vidrio, S.A. de C.V., (xxxvii) Vitro Vidrio y Cristal, S.A. de C.V., (xxxviii) Vitro Flotado Cubiertas, S.A. de C.V., (xxxix) Distribuidor Vidriero Lan, S.A. de C.V., (xl) Vitrocar, S.A. de C.V., (xli) Cristales Inastillables de Mexico, S.A. de C.V., (xlii) Vidrio Plano de Mexico, S.A. de C.V., (xliii) VVP Holdings Corp., (xliv) VVP Syndication, Inc., (xlv) VVP Autoglass, Inc., (xlvi) Vitro America, Inc., (xlvii) Super Sky Products, Inc., (xlviii) Super Sky International, Inc., (xlix) VVP Finance Corp., (l) Super Sky Constructors, Inc., (li) Vitro Colombia, S.A., (lii) VVP Europa Holdings, B.V., (liii) Vitro do Brasil Industria e Comercio, Ltda., (liv) Oriental Glass, Inc., (lv) Vitro Chemicals, Fibers and Mining, Inc., (lvi) Vitrosa Holding, Ltd., (lvii) Vitro Global, Ltd. and (lviii) each Restricted Subsidiary that executes a supplemental indenture in the form set forth as an exhibit to the indenture providing for the Guarantee of the payment of the notes of the relevant series, or (lix) any successor obligor under its Note Guaranty pursuant to Article XIII, in each case unless and until such Guarantor is released from its Note Guaranty pursuant to this Indenture.

"Note Guaranty" means the guaranty of the Securities by a Guarantor pursuant to the Indenture.

"Offer to Purchase" means an offer by the Issuer to purchase the Securities as required by the Indenture.

ARTICLE II

AMENDMENT OR ADDITION OF CERTAIN SECTIONS

Section 2.1. Addition of New Section 8.04; When Guarantor May Merge, Etc. The Indenture is amended by adding a new Section 8.04, When Guarantor May Merge, Etc., as follows:

SECTION 8.04. WHEN GUARANTOR MAY MERGE, ETC. (a)  No Guarantor may

(i) consolidate with or merge with or into any Person, or

(ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

(iii) permit any Person to merge with or into such Guarantor unless

(1) the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(2) (a) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and

(b) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(3) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture.

Section 2.2. Addition of New Article XI. Guarantees; Amendment of References to Existing Article XI, Miscellaneous, Sections 11.01 through 11.12. The Indenture is amended by adding a new Article XI, GUARANTIES. The existing Article XI, MISCELLANEOUS in the Indenture shall become Article XII, MISCELLANEOUS. The existing Sections 11.01, 11.02, 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.12 in the Indenture shall become Sections 12.01, 12.02, 12.03, 12.04, 12.05, 12.06, 12.07, 12.08, 12.09, 12.10, 12.11 and 12.12, respectively.

Section 2.3. Addition of New Section 11.01. The Guaranties. The Indenture is amended by adding a new Section 11.01, The Guaranties, as follows:

SECTION 11.01. THE GUARANTIES. Subject to the provisions of this Article, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Security, and the full and punctual payment of all other amounts payable by the Issuer under the Indenture. Upon failure by the Issuer to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 2.4. Addition of New Section 11.02. Guaranty Unconditional. The Indenture is amended by adding a new Section 11.02, Guaranty Unconditional, as follows:

SECTION 11.02. GUARANTY UNCONDITIONAL. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by

(1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under the Indenture or any Security, by operation of law or otherwise;

(2) any modification or amendment of or supplement to the Indenture or any Security;

(3) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in the Indenture or any Security;

(4) the existence of any claim, set‑off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(5) any invalidity or unenforceability relating to or against the Issuer for any reason of the Indenture or any Security, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Security or any other amount payable by the Issuer under the Indenture; or

(6) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor's obligations hereunder.

Section 2.5. Addition of New Section 11.03. Discharge; Reinstatement. The Indenture is amended by adding a new Section 11.03, Discharge; Reinstatement, as follows:

SECTION 11.03. DISCHARGE; REINSTATEMENT. Each Guarantor's obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Securities and all other amounts payable by the Issuer under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Security or any other amount payable by the Issuer under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, each Guarantor's obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 2.6. Addition of New Section 11.04. Waiver by the Guarantors. The Indenture is amended by adding a new Section 11.04, Waiver by the Guarantors, as follows:

SECTION 11.04. WAIVER BY THE GUARANTORS. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

Section 2.7. Addition of New Section 11.05. Subrogation and Contribution. The Indenture is amended by adding a new Section 11.05, Subrogation and Contribution, as follows:

SECTION 11.05. SUBROGATION AND CONTRIBUTION. Upon making any payment with respect to any obligation of the Issuer under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Securities remains unpaid.

Section 2.8. Addition of New Section 11.06. Stay of Acceleration. The Indenture is amended by adding a new Section 11.06, Stay of Acceleration, as follows:

SECTION 11.06. STAY OF ACCELERATION. If acceleration of the time for payment of any amount payable by the Issuer under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 2.9. Addition of New Section 11.07. Limitation on Amount of Guaranty. The Indenture is amended by adding a new Section 11.07, Limitation on Amount of Guaranty, as follows:

SECTION 11.07. LIMITATION ON AMOUNT OF GUARANTY. Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Note Guaranty of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guaranty are limited to the maximum amount that would not render the Guarantor's obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law or Mexican law, as the case may be. In addition, in compliance with Swiss law the aggregate amount payable by each Swiss Subsidiary Guarantor will be limited for each such Swiss Subsidiary Guarantor to an amount equal to the maximum amount of the freely distributable retained earnings of such Swiss Subsidiary Guarantor as of such time.

Section 2.10. Addition of New Section 11.08. Execution and Delivery of Guaranty. The Indenture is amended by adding a new Section 11.08, Execution and Delivery of Guaranty, as follows:

SECTION 11.08. EXECUTION AND DELIVERY OF GUARANTY. The execution by each Guarantor of the Indenture (or a supplemental indenture) evidences the Note Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Security. The delivery of any Security by the Trustee after authentication constitutes due delivery of the Note Guaranty set forth in the Indenture on behalf of each Guarantor.

Section 2.11. Addition of New Section 11.09. Release of Guaranty. The Indenture is amended by adding a new Section 11.09, Release of Guaranty, as follows:

SECTION 11.09. RELEASE OF GUARANTY. The Note Guaranty of a Guarantor will terminate upon

(1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture,

(2) if the Note Guaranty was required pursuant to the terms of the Indenture, the cessation of the circumstances requiring the Note Guaranty,

(3) the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary, or

(4) defeasance or discharge of the Securities, as provided in Article IX.

Upon delivery by the Issuer to the Trustee of an Officers' Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guaranty.

ARTICLE III

MISCELLANEOUS

Section 3.1. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law, etc. This Supplemental Indenture shall be governed by the provisions set forth in Section 11.08 of the Indenture.

Section 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6.  Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7. Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

VITRO, S.A.B. DE C.V.

By:	_________________________________
Name:
Title:
By:	_________________________________
Name:
Title:

[SIGNATURE BLOCKS FOR NOTE GUARANTORS TO BE ADDED]

U.S. Bank National Association
as Trustee
By:	_____________________________
Name:
Title: